Exhibit 99.1

LYDALL ANNOUNCES FINANCIAL RESULTS

FOR THE FIRST QUARTER ENDED MARCH 31, 2011

MANCHESTER, CT – May 2, 2011 -- LYDALL, INC. (NYSE: LDL) today announced financial results for the first quarter ended March 31, 2011.

First Quarter 2011 (“Q1 2011”) Highlights
•	Record sales quarter at $108.1 million, 43% higher than Q1 2010
-	Six consecutive quarterly increases
•	Maintained flat SG&A compared to Q1 2010
•	EPS for Q1 2011 of $0.17
•	Cash balance of $22.3 million at March 31, 2011

Summary Financial Results
(millions of US dollars, excluding EPS):

	First Quarter Ended March 31
	2011	2010	Change	% Change
Net sales	108. 1	75.6	32.5	43.0%
Gross profit	19.2	14.0	5.2	37.1%
Gross margin	17.8%	18.5%
Operating income (loss)	4.9	(0.7)	5.6
Net income (loss)	2.9	(0.5)	3.4
EPS	$0.17	$(0.03)	$0.20

The increase in net sales was primarily attributable to the Thermal/Acoustical and Performance Materials segments, reporting $21.4 million (or 52.9%) and $9.3 million (or 34.3%), respectively, higher net sales in Q1 2011 than the same period in the prior year.

The increase in gross profit was a direct result of the increased sales.  Negatively impacting the gross margin was the mix of segment sales, with the increase in the Thermal/Acoustical segment outweighing the increase in the Performance Materials segment, and the dilutive impact of the fiber product line at North American automotive, which incurred an estimated negative gross profit of $(0.4) million on $19.3 million of net sales in the first quarter of 2011, but had positive gross profit in the first quarter of 2010.  The Thermal/Acoustical segment was also negatively impacted in the first quarter of 2011 by the rising cost of both aluminum and fiber raw materials.

The Performance Materials segment reported an increase in operating income (“OI”) of $4.3 million, and OI percentage increased to 17.3% in Q1 2011 from 7.4% in Q1 2010 due to better capacity utilization and absorption of fixed costs, as well as achievement of production efficiencies and cost improvements.  In addition, the Performance Materials segment recorded $0.4 million of OI in the first quarter of 2011 related to ongoing services resulting from the sale of a product line in June 2010.  The Thermal/Acoustical segment reported an increase in OI of $0.8 million.  The positive impact of the added volume in this segment was diluted by the negative gross profit of the fiber product line, which had positive gross profit in the first quarter of 2010.

The Company has been monitoring the impact of the Japanese natural disaster on its customers and the Company’s supply chain.  The Company has not been materially impacted by a reduction or delay in orders from customers or disruptions in the Company’s ability to procure raw materials, but there is no assurance that a broader supply chain disruption would not negatively impact the Company’s future financial results.

Dale Barnhart, President and Chief Executive Officer, stated, “We are pleased to report to our shareholders an earnings per share of 17 cents in the first quarter of 2011.  Our markets were robust, we saw market share increases in a number of products in both of our segments, and the majority of our product lines produced strong returns.  In addition, while growing net sales by 43%, we have been able to maintain the level of selling, general and administrative expenses, consistent with the first quarter of 2010.”

Liquidity

At March 31, 2011, the Company had $22.3 million of cash on hand and, other than capital leases, no significant debt.  Net cash used for operating activities was $(2.1) million, primarily driven by a $15.2 million increase in accounts receivable, which was higher at the end of Q1 2011 principally due to the increased sales during the first quarter of 2011.

At April 30, 2011, the Company had approximately $28 million available for borrowing under its domestic and foreign credit facilities.

Barnhart commented, “We are confident that our cash and available credit will afford us the opportunity to pursue our strategic initiatives, which include key acquisitions.  We are committed to growing this Company organically and through key acquisitions.”

Conference Call

Lydall will host a conference call today at 3:00 p.m. ET to discuss results for its first quarter ended March 31, 2011 as well as general matters related to its businesses and markets.  The call may be accessed at (877) 303-3204 and will be webcast live on the Company's web site www.lydall.com under the Investor Relations' section.  A recording of the call will be available from 6:00 p.m.  Eastern Time on May 2, 2011 through midnight on May 9, 2011 at (706) 645-9291 or (800) 642-1687, pass code 63085269.  Also, additional information including a presentation outlining key financial data supporting today’s conference call can be found on the Company’s website www.lydall.com under the Investor Relations’ section.

Lydall, Inc. is a New York Stock Exchange listed company, headquartered in Manchester, Connecticut.  The Company, with operations in the U.S., France, the Netherlands and Germany and sales offices in the U.S., Europe, and Asia, focuses on manufacturing specialty engineered products for the thermal/acoustical and filtration/separation markets.  Lydall® is a registered trademark of Lydall, Inc. in the U.S. and other countries.  All product names are trademarks of Lydall, Inc. or Charter Medical, Ltd.

Cautionary Note Concerning Factors That May Affect Future Results

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements made in this press release other than statements of historical fact, are forward-looking statements.  Forward-looking statements generally may be identified through the use of language such as “believes,” “expects,” “may,” “plans,” “projects,” “estimates,” “anticipates,” “targets,” “forecasts” and other words of similar meaning in connection with the discussion of future operating or financial performance.  The Company believes that all forward-looking statements included in this press release are based on reasonable assumptions, however, all such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the Company's actual results, performance or achievements, or industry results, to differ materially from the Company's expectations of future results, performance or achievements expressed or implied by these forward-looking statements.  Stockholders are referred to Lydall's 2010 Annual Report on Form 10-K, "Management's Discussion and Analysis of Financial Condition and Results of Operations – Cautionary Note Concerning Factors That May Affect Future Results" and “Risk Factors,” which outline certain risks and uncertainties regarding the Company's forward-looking statements.  Such risks and uncertainties include, among others, worldwide economic cycles that affect the markets in which the businesses serve could affect demand for the Company’s products and impact the Company’s profitability.  Among other factors, disruptions in the global credit and financial markets, including diminished liquidity and credit availability, swings in consumer confidence and spending, unstable economic growth, fluctuations in unemployment rates, and increases in fuel prices could cause economic instability and could have a negative impact on the Company’s results of operations and financial condition.  The fiber parts product line at the Company’s North American automotive facility may continue to negatively impact gross margins and operating income of the Thermal/Acoustical segment in the future.  The Japanese natural disaster could adversely impact the Company’s financial results in the future if there is a broader supply chain disruption in the markets served by and serving the Company. Also, the Company’s ability to borrow funds from its domestic credit facility may be limited.  Except as otherwise required by applicable laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements contained in this press release, whether as a result of new information, future events, changed circumstances or any other reason after the date of this press release.  For further details on these risks and other pertinent information on Lydall, copies of the Company's Forms 10-K, 10-Q and 8-K are available on Lydall's web site, www.lydall.com.  Information may also be obtained from the Company Contact:  Erika G. Turner, Vice President, CFO and Treasurer, One Colonial Road, Manchester, CT 06042; Telephone 860-646-1233, email:  investor@lydall.com.

-MORE-

Lydall, Inc. News Release	May 2, 2011

Summary of Operations
In thousands except per share data
(Unaudited)

	Quarter Ended
	March 31,

	2011	2010

Net sales	$108,110	$75,579

Cost of sales	88,918	61,573

Gross profit	19,192	14,006

Selling, product development and administrative expenses	14,676	14,675
Gain on sale of product line	(405)	-

Operating income (loss)	4,921	(669)

Interest expense	210	220

Other expense (income), net	39	(102)

Income (loss) before income taxes	4,672	(787)

Income tax expense (benefit)	1,729	(316)

Net income (loss)	$2,943	$(471)

Earnings (loss) per share:
Basic	$0.18	$(0.03)
Diluted	$0.17	$(0.03)

Weighted average common shares outstanding	16,735	16,651
Weighted average common shares and equivalents outstanding	16,838	16,651

Summary of Segment Information and Other Products and Services
In thousands
(Unaudited)

	Quarter Ended
	March 31,
	2011	2010
Net Sales

Performance Materials Segment	$36,469	$27,152
Thermal/Acoustical Segment	61,971	40,537
Other Products and Services:
Life Sciences Vital Fluids	3,768	4,150
Affinity	6,437	4,138
Reconciling Items	(535)	(398)
Consolidated Totals	$108,110	$75,579

Operating Income (Loss)

Performance Materials Segment	$6,297	$2,003
Thermal/Acoustical Segment	2,186	1,358
Other Products and Services:
Life Sciences Vital Fluids	(285)	180
Affinity	381	(24)
Corporate Office Expenses	(3,658)	(4,186)
Consolidated Totals	$4,921	$(669)

Lydall, Inc. News Release

Financial Position

In thousands except ratio data
(Unaudited)

	March 31, 2011	December 31, 2010

Cash and cash equivalents	$22,304	$24,988
Working capital	$71,571	$63,360
Total debt	$4,813	$4,888
Stockholders' equity	$162,919	$155,455
Total capitalization	$167,732	$160,343
Current ratio	2.2	2.2
Total debt to total capitalization	2.9%	3.0%

Cash Flows
In thousands
(Unaudited)

	Quarter Ended
	March 31,
	2011	2010

Net cash (used for) provided by operating activities	$(2,105)	$63
Net cash used for investing activities	$(939)	$(1,504)
Net cash used for financing activities	$(335)	$(334)
Depreciation and amortization	$3,747	$3,756
Capital expenditures	$(1,552)	$(1,780)

Common Stock Data
Quarter Ended March 31,

	2011	2010

High	$9.36	$8.56
Low	$7.28	$5.21
Close	$8.89	$7.85

During the first quarter of 2011, 2,780,153 shares of Lydall common stock (LDL) were traded on the New York Stock Exchange.